Exhibit 3.1.2

                                                        FEDERAL IDENTIFICATION
                                                        NO. ___________________

__________                     THE COMMONWEALTH OF MASSACHUSETTS
Examiner                            William Francis Galvin
                          Secretary of the Commonwealth
                     One Ashburton Place, Boston, Massachusetts 02108-1512



__________                           ARTICLES OF AMENDMENT
Name                       (General Laws, Chapter 156B, Section 72)
Approved



          We, Bruce A. Shear,
          President/Vice President


          and Paula C. Wurts,
          Clerk/Assistant Clerk


          located at 200 Lake Street, Suite 102, Peabody, Massachusetts 01960


          certify that these Articles of Amendment affecting articles numbered:


          Article 4
          (Number those articles 1, 2, 3, 4, 5 and/or 6 being amended)


          of the Articles of Amendment were duly adopted at a meeting held on January 18, 2001, by vote of:


 C        163,700 shares of Series C 8% Convertible  Preferred  Stock of 163,700
 P        shares outstanding
 M
 R.A.     __________ shares of __________ of shares outstanding


          1** being at least a majority of each type, class or series outstanding and entitled to vote thereon: 2** being at least two-thirds of each type, class or series outstanding and entitled to vote thereon and of each type, class or series of stock whose rights are adversely affected thereby:

Article 4 of the Corporation's Restated Articles of Organization filed with the Secretary of the Commonwealth of Massachusetts on December 17, 1993, as modified by the Certificate of Vote of Directors Establishing a Class or Series of Stock filed with the Secretary of the Commonwealth of Massachusetts on June 27, 2000 (the "Certificate of Vote"), which Certificate of Vote set forth the rights and preferences of the Corporation's Series C 8% Convertible Preferred Stock,

is hereby being amended by:

(i) the restatement of all such rights and preferences as set forth in Continuation Sheets 1 through 19 hereto; and (ii) adding such rights and preferences, as so restated, the Restated Articles of Organization as a new paragraph G, with such paragraph G to follow Continuation Sheets 4A-4H currently included as part of the Restated Articles of Organization.








































phc\shaar\amendment

The foregoing amendments(s) will become effective when these Articles of Amendment are filed in accordance with General Laws, Chapter 156B, Section 6 unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later

Later effective date:  ____________________________________________________

SIGNED UNDER THE PENALTIES OF PERJURY, this 15th day of February, 2001.




We,    Bruce A. Shear,
       President


and     Paula C. Wurts,
        Assistant Clerk

                            CONTINUATION SHEETS 1-19
                                   PARAGRAPH G





phc\shaar\amendment